Exhibit 99.2
USA TECHNOLOGIES, INC.
DIRECTOR MAJORITY VOTING POLICY

 In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by shareholders present in person or by proxy at the Annual Meeting of Shareholders and entitled to vote in the election of Directors (“Majority Withheld Vote”) will promptly tender his or her resignation to the Company following certification of the shareholder vote.

The Nominating Committee will promptly consider the resignation submitted by a Director receiving a Majority Withheld Vote and recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the resignation, the Nominating Committee will consider all factors deemed relevant, including without limitation, the underlying reasons for the Majority Withheld Vote (if ascertainable), the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Company, and compliance with listing standards.

The Board will act on the Nominating Committee’s recommendation no later than 90-days following certification of the shareholder vote, which action may include, without limitation, acceptance of the tendered resignation, adoption of measures designed to address the issues underlying the Majority Withheld Vote, or rejection of the tendered resignation. Following the Board’s decision on the Nominating Committee’s recommendation, the Company will promptly publicly disclose the Board’s decision and process (including, if applicable, the reasons for rejecting the tendered resignation) in a periodic or current report filed with the Securities and Exchange Commission.

To the extent that one or more Directors’ resignations are accepted by the Board, the Nominating Committee will recommend to the Board whether to fill such vacancy or vacancies.

Any Director who tenders his or her resignation pursuant to this provision will not participate in the Nominating Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Nominating Committee received a Majority Withheld Vote at the same election, then the independent Directors who are on the Board who did not receive a Majority Withheld Vote will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent Directors who did not receive a Majority Withheld Vote.

This policy will be summarized or included in each proxy statement relating to an election of Directors of the Company.